UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2010

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2010, Sunrise Senior Living, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Mark Ordan, the Company’s Chief Executive Officer (the “Restated Agreement”). The Restated Agreement was effective as of December 1, 2010 and was approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on November 30, 2010. Except as described below, the Restated Agreement has substantially the same terms and conditions as Mr. Ordan’s original employment agreement which was effective as of November 1, 2008.

Pursuant to the Restated Agreement, Mr. Ordan’s employment term has been extended from November 1, 2011 to December 1, 2012, with automatic one-year renewals at the end of that term and each year thereafter unless either party otherwise provides notice to the other at least 120 days prior to the next renewal.

In connection with the execution of the Restated Agreement, the Compensation Committee granted Mr. Ordan, on December 1, 2010, an option to purchase one million shares of the Company’s common stock at $3.94 per share, the closing price of the Company’s common stock on December 1, 2010 (the “Re-Signing Options”), with such Re-Signing Options vesting ratably on each of December 1, 2011, 2012 and 2013 so long as Mr. Ordan continues to be employed with the Company on such vesting date. In addition, within 14 days of the execution of the Restated Agreement, Mr. Ordan will receive from the Company a cash re-signing bonus of $3 million (the “Re-Signing Bonus”).

In consideration for the Re-Signing Options and the Re-Signing Bonus, under the Restated Agreement, Mr. Ordan may terminate his employment prior to December 1, 2012 only with “Good Reason” (as defined in the Restated Agreement) or with the express written consent of the Board of Directors of the Company (a “Consensual Resignation”). In the event that Mr. Ordan terminates his employment for any other reason prior to December 1, 2012 , he will be considered in breach of the Restated Agreement and will forfeit the Re-Signing Bonus. In addition, in the event that Mr. Ordan terminates his employment as a result of a Consensual Resignation, he will forfeit either all (if the termination is during the first year following the effective date of the Restated Agreement) or two-thirds (if the termination is during the second year following the effective date of the Restated Agreement) of the Re-Signing Options. The goal of these provisions is to ensure, to the extent practicable, that the Company will retain the services of Mr. Ordan for at least the next two years.

The Restated Agreement also eliminates the “golden parachute” excise tax gross-up provision that was included in Mr. Ordan’s original employment agreement.

The Re-Signing Options have a term of 10 years. In the event that Mr. Ordan’s employment is terminated (i) by reason of his death or “Disability”, (ii) by the Company other than for “Cause” or (iii) by Mr. Ordan for “Good Reason” (each as defined in the Restated Agreement and a “severance-qualifying termination”) on or after December 1, 2012, Mr. Ordan’s Re-Signing Options will vest in full. If a severance-qualifying termination occurs prior to December 1, 2012, one-third of the unvested portion of Mr. Ordan’s Re-Signing Options will vest plus a pro-rata portion of an additional one-third of the unvested Re-Signing Options will vest for the vesting year in which Mr. Ordan’s termination occurs. In addition, in the event that Mr. Ordan’s employment is terminated by the Company other than for “Cause” or by Mr. Ordan for “Good Reason” either (i) within two years following a Change in Control (as defined in the Company’s 2008 Omnibus Incentive Plan) or (ii) prior to a Change in Control, but after the execution of a definitive agreement providing for such a Change in Control and such termination arose in connection with or in anticipation of such Change in Control, then all of the Re-Signing Options will vest in full.

Hay Group is serving as compensation consultants to the Compensation Committee.

A copy of the Restated Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02. A copy of Mr. Ordan’s original employment agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated November 13, 2008. The foregoing description of the Restated Agreement is qualified in its entirety by reference to the full text of the Restated Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement between Sunrise Senior Living, Inc. and Mark Ordan, effective as of December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: December 2, 2010	By:	/s/ Greg Neeb
Greg Neeb Chief Investment and Administrative Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Sunrise Senior Living, Inc. and Mark Ordan, effective as of December 1, 2010.

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